Exhibit 99.1

THE NECESSITY RETAIL REIT ANNOUNCES NEARLY 1 MILLION SQUARE FEET OF MULTI-TENANT LEASING IN FIRST QUARTER

NEW YORK – April 21, 2023 - The Necessity Retail REIT, Inc. (Nasdaq: RTL/ RTLPP / RTLPO) (“RTL” or the “Company”) announced today that it completed 996,000 square feet of multi-tenant leasing activity during the quarter ended March 31, 2023. The Company signed 26 new leases totaling nearly 274,000 square feet and generating over $4 million in annualized straight-line rent. Additionally, the Company signed 44 lease renewals totaling over 722,000 square feet and over $7 million in annualized straight-line rent.

“We continue to find success in our asset management strategy, leasing up available space at our multi-tenant properties and renewing near-term lease expirations with our existing tenants on favorable terms,” said Michael Weil, CEO of RTL. “We are continuing to see significant leasing interest from high-quality tenants across our multi-tenant portfolio that we believe will extend our leasing momentum through the rest of the year.”

About The Necessity Retail REIT - Where America Shops

The Necessity Retail REIT (Nasdaq: RTL) is the preeminent publicly traded real estate investment trust (REIT) focused on “Where America Shops.” RTL acquires and manages a diversified portfolio of primarily necessity-based retail single tenant and open-air shopping center properties in the U.S. Additional information about RTL can be found on its website at www.necessityretailreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. The words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of RTL's control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of (i) the global COVID-19 pandemic, including actions taken to contain or treat COVID-19, (ii) the geopolitical instability due to the ongoing military conflict between Russia and Ukraine, including related sanctions and other penalties imposed by the U.S. and European Union, and the related impact on RTL, RTL's tenants and the global economy and financial markets, and (iii) inflationary conditions and higher interest rate environments, as well as those set forth in the Risk Factors section of RTL's most recent Annual Report on Form 10-K for the year ended December 31, 2022 filed on February 23, 2023, and all other filings with the Securities and Exchange Commission after that date, as such risks, uncertainties and other important factors may be updated from time to time in RTL's subsequent reports. Further, forward-looking statements speak only as of the date they are made, and RTL undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required to do so by law.

Contacts:

Investor Relations

ir@rtlreit.com

(866) 902-0063